Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Third Quarter 2012 Results

HIGHLIGHTS

•	Net sales increased 1.9% due to pricing and the acquisition of Naturally Fresh
•	Adjusted earnings per share of $0.70, driven by weaker than expected net sales
•	Adjusted EBITDA as a percentage of net sales improved sequentially by 80 basis points to 13.9%
•	Company tightens full year adjusted earnings per share guidance to $2.75 to $2.85

Oak Brook, IL, November 6, 2012 -- TreeHouse Foods, Inc. (NYSE: THS) today reported third quarter earnings of $0.58 per fully diluted share compared to $0.82 per fully diluted share reported for the third quarter of last year.  The Company reported adjusted earnings per share, excluding unusual items as described below, of $0.70 compared to $0.85 in the prior year.

The Company’s 2012 third quarter results included several unusual items that affected the year-over-year quarterly comparison.  The first item is a $0.12 per share expense of restructuring charges, including the previously announced restructuring of the Company’s soup operations and the closure of the Seaforth, Ontario, Canada facility.  The remaining items are comprised of a $0.01 per share expense associated with the acquisition of substantially all of the assets of Naturally Fresh, Inc. and a $0.01 per share gain on the mark-to-market adjustment of the Company’s commodity agreements.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Diluted EPS as reported	$0.58	$0.82	$1.70	$1.75
Restructuring/facility consolidation costs	0.12	0.05	0.13	0.14
Acquisition and integration costs	0.01	0.01	0.07	0.02
Mark-to-market adjustments	(0.01)	(0.01)	0.02	(0.03)
Foreign currency (gain) loss on translation of cash and notes	-	(0.02)	0.01	(0.01)

Adjusted EPS	$0.70	$0.85	$1.93	$1.87

“Our sales in the quarter continue to show month to month variability as our customers aggressively manage their inventory needs.  Sales in the quarter finished below our expectations, but this shortfall was a matter of timing and not a fundamental change in our business.  In fact, our October sales set an all-time record and our order book for November looks very promising as well,” said Sam K. Reed, Chairman, President and Chief Executive Officer.  “This quarter we also successfully launched our single serve private label coffee initiative, and thus far both the customer and consumer feedback have been encouraging.”

Adjusted operating earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation, and unusual items, or Adjusted EBITDA (reconciled to net income, the most directly comparable GAAP measure, appears on the attached schedule), was $74.8 million in the quarter, a 10.4% decrease compared to the prior year.  Adjusted EBITDA was lower primarily due to the decrease in pre-tax income resulting from lower gross profit due to higher input costs, a decrease in volume, and a change in sales mix.

Net sales for the third quarter totaled $538.1 million compared to $528.1 million last year, an increase of 1.9% due to additional sales from the acquisition of Naturally Fresh as well as increased pricing to offset higher input and operational costs.  Sales for the North American Retail Grocery segment increased 4.1%, sales for the Food Away From Home segment increased 13.1% compared to last year, while the Industrial and Export segment sales decreased 19.5%.

Selling, distribution, general and administrative expenses were $60.5 million for the quarter, a decrease of 2.9% from $62.3 million in the third quarter of 2011.  The decrease was due primarily to lower distribution and delivery costs resulting from reduced volume, lower freight rates, and the efficiencies of last year’s warehouse consolidation program, partially offset by the acquisition of Naturally Fresh.

Other operating expense in the quarter was $3.5 million compared to $1.7 million in the prior year.  The current year expense is primarily due to restructuring costs related to our soup operations and the closure of the Seaforth facility.

Interest expense in the quarter was $12.8 million compared to $12.6 million last year.

Income tax expense decreased in the quarter to $7.4 million due to lower pretax income and a lower effective tax rate.  The Company’s third quarter effective income tax rate of 25.6% was lower than last year’s third quarter rate of 32.6% due to the impact of the repayment of certain intercompany debt, a decrease in the Canadian statutory tax rate and a decrease in state tax expense.

Net income for the quarter totaled $21.6 million compared to $30.4 million last year.  Fully diluted earnings per share from continuing operations for the quarter were $0.58 per share compared to $0.82 per share last year.  Excluding unusual items, adjusted earnings per share from continuing operations for the third quarter of 2012 was $0.70 compared to last year’s third quarter adjusted earnings per share of $0.85.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada.  These products include non-dairy powdered creamers; condensed and ready to serve soups, broths and gravies; refrigerated and shelf-stable salad dressings and sauces; pickles and related products; Mexican sauces; jams and pie fillings; aseptic products; liquid non-dairy creamer; powdered drinks; hot cereals; macaroni and cheese; and skillet dinners.

2.
Food Away From Home – This segment sells non-dairy powdered creamers, pickle products, Mexican sauces, refrigerated dressings, aseptic products and hot cereals to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including products for repackaging in portion control packages and for use as ingredients by other food manufacturers; pickles; Mexican sauces; infant feeding products and refrigerated dressings.  Export sales are primarily to industrial customers outside of North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, as well as direct selling and marketing expenses.  General sales and administrative expenses, including restructuring charges, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the third quarter increased by 4.1% to $384.7 million from $369.5 million during the same quarter last year primarily due to a 2.5% increase in pricing and a 2.4% increase due to the Naturally Fresh acquisition that was partially offset by reduced volume/mix.  While the Company had volume increases in categories such as pasta sauces and hot cereals, lower volume in the non-dairy creamer, dressings, jams and powder drinks categories more than offset the volume gains.  Direct operating income margin in the quarter decreased from 17.5% last year to 15.7% in the current quarter as a shift in sales mix, inflationary pressures and higher ingredient and packaging costs were not fully offset by pricing actions.

Food Away From Home segment sales for the third quarter increased 13.1% from last year to $89.8 million from $79.5 million during the same quarter last year, primarily due to a 3.7% increase in pricing and a 14.2% increase due to the Naturally Fresh acquisition, partially offset by a volume/mix decline of 4.6%.  This volume/mix decline was primarily in the aseptic category.  Direct operating income decreased to $12.6 million in the quarter compared to $13.6 million last year due to the volume/mix decline and higher operating, ingredient and packaging costs that were only partially offset by pricing.

Industrial and Export segment sales for the third quarter decreased 19.5%, primarily driven by decreased volume/mix.  Direct operating income decreased to $11.2 million compared to $13.5 million from last year as a result of lower volumes and a shift in sales mix.

OUTLOOK FOR 2012

With regard to the outlook, Mr. Reed said, “The month to month predictability of our business has become more challenging, but the underlying foundation remains strong.  We are encouraged by the start to our fourth quarter and see good acceptance of our new single serve coffee products.  Even our soup business, that had been challenging of late, has shown better sales then we previously expected.  All of these factors combined give us reason to be optimistic about the balance of the year.  We are confident that we will finish the year much better than 2011.  Based on early fourth quarter results, we are tightening our full year guidance to $2.75 to $2.85.”

“We remain committed to the growth of private label and faithful to our dual strategy of internal improvement and external expansion, regardless of ever-changing market conditions and industry dynamics.  Acquisitions, both large and small, continue to be a key to our growth strategy and as we approach the end of the year, we are encouraged to see signs of thawing in the overall deal environment,” Mr. Reed concluded.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with unusual items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, non-cash stock based compensation expense, and unusual items.  Adjusted EBITDA is a performance measure and liquidity measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported net income for the three and nine month periods ended September 30, 2012 and 2011 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding unusual items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice distribution channels.  Our products include non-dairy powdered creamers, private label canned soups, refrigerated and shelf stable salad dressings and sauces, powdered drink mixes, hot cereals, macaroni and cheese, skillet dinners, Mexican sauces, jams and pie fillings, pickles and related products, aseptic sauces, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2011 and other filings with the SEC, discuss some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net sales	$538,112	$528,050	$1,589,344	$1,514,183
Cost of sales	424,903	402,518	1,254,612	1,158,285
Gross profit	113,209	125,532	334,732	355,898
Operating expenses:
Selling and distribution	32,546	34,932	100,698	106,750
General and administrative	27,929	27,376	77,237	87,221
Other operating expense, net	3,541	1,733	3,952	5,731
Amortization expense	7,848	8,839	24,735	25,207
Total operating expenses	71,864	72,880	206,622	224,909
Operating income	41,345	52,652	128,110	130,989
Other expense (income):
Interest expense	12,760	12,610	38,410	39,931
Loss (gain) on foreign currency exchange	237	(5,620)	643	(5,065)
Other (income) expense, net	(614)	547	895	(170)
Total other expense	12,383	7,537	39,948	34,696
Income before income taxes	28,962	45,115	88,162	96,293
Income taxes	7,408	14,725	25,023	31,750
Net income	$21,554	$30,390	$63,139	$64,543

Weighted average common shares:
Basic	36,149	35,967	36,116	35,721
Diluted	37,074	36,911	37,116	36,894

Net earnings per common share:
Basic	$0.60	$0.84	$1.75	$1.81
Diluted	$0.58	$0.82	$1.70	$1.75

Supplemental Information:
Depreciation and Amortization	$23,872	$21,333	$66,823	$61,680
Stock-based compensation expense, before tax	$3,364	$3,124	$9,112	$12,573

Segment Information:
North American Retail Grocery
Net Sales	$384,663	$369,547	$1,135,204	$1,073,874
Direct Operating Income	$60,331	$64,706	$176,835	$181,799
Direct Operating Income Percent	15.7%	17.5%	15.6%	16.9%

Food Away From Home
Net Sales	$89,827	$79,454	$253,061	$232,857
Direct Operating Income	$12,568	$13,555	$32,844	$33,903
Direct Operating Income Percent	14.0%	17.1%	13.0%	14.6%

Industrial and Export
Net Sales	$63,622	$79,049	$201,079	$207,452
Direct Operating Income	$11,197	$13,511	$30,497	$37,088
Direct Operating Income Percent	17.6%	17.1%	15.2%	17.9%

The following table reconciles the Company’s net income to adjusted EBITDA for the three and nine months ended September 30, 2012 and 2011:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net income as reported	$21,554	$30,390	$63,139	$64,543
Interest expense	12,760	12,610	38,410	39,931
Income taxes	7,408	14,725	25,023	31,750
Depreciation and amortization	23,872	21,333	66,823	61,680
Stock-based compensation expense	3,364	3,124	9,112	12,573
Foreign currency (gain) loss on translation of cash and notes	-	(994)	853	(274)
Mark-to-market adjustments	(609)	(948)	972	(1,701)
Acquisition and integration costs	258	600	3,163	1,133
Restructuring/facility consolidation costs	6,162	2,588	6,580	7,567

Adjusted EBITDA	$74,769	$83,428	$214,075	$217,202

The following table presents the Company’s change in net sales by segment for the three and nine months ended September 30, 2012 vs. 2011:

Three months ended September 30, 2012:

	North American		Food Away		Industrial
	Retail Grocery		From Home		and Export
	(unaudited)		(unaudited)		(unaudited)

Volume/mix	(0.6	) %	(4.6	) %	(21.0	) %
Pricing	2.5		3.7		0.2
Acquisition	2.4		14.2		1.3
Foreign currency	(0.2)		(0.2)		-
Total change in net sales	4.1%		13.1%		(19.5	) %

Nine months ended September 30, 2012:

	North American		Food Away		Industrial
	Retail Grocery		From Home		and Export
	(unaudited)		(unaudited)		(unaudited)

Volume/mix	-%		(3.3	) %	(6.6	) %
Pricing	4.4		4.0		2.7
Acquisition	1.7		8.3		0.8
Foreign currency	(0.4)		(0.3)		-
Total change in net sales	5.7%		8.7%		(3.1	) %